ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20080751060-19
Ross Miller Secretary of State State of Nevada	Filing Date and Time 11/17/2008 2:15 PM
	Entity Number C916-1986

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

China Sky One Medical, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

The initial paragraph only of Article IV of the Restated Articles of Incorporation is amended and restated to be and read as follows:

"The number of shares of all classes of stock which the Corporation shall have authority to issue is 55,000,000 shares, consisting of 5,000,000 shares of preferred stock, par value $.001 per share (hereinafter the "Preferred Stock"), and 50,000,000 shares of common stock, par value $.001 per share (hereinafter the "Common Stock"). The Common Stock shall be nonassessable and shall not have cumulative voting rights."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 8,158,251

4. Effective date of filing: (optional) 11/17/08

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X 刘艳青

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.